Exhibit 10.54

COGNOS

EMPLOYEE STOCK PURCHASE PLAN

TERMS AND CONDITIONS

(Amendment 1 approved by Cognos Board of Directors on May 10, 2002 approved by its Shareholders on July 2, 2002, and approved by the TSX on September 4, 2002. Amendment 2 approved by Cognos Board of Directors on April 7, 2005 and approved by its Shareholders on June 23, 2005 and by the TSX. Amendment 3 approved by Cognos Board of Directors on November 21, 2005. Amendment 4 approved by Cognos Board of Directors on August 30, 2006 and approved by its Shareholders on October 18, 2006 and by the TSX.)

1.	PURPOSE

Participation in the Cognos Employee Stock Purchase Plan (the “Plan”) is being extended to all full-time and part-time permanent employees of the Cognos group of companies (the “Corporation”). An employee can enroll in the Plan at any time between December 1, 1993 and November 30, 2008. The Plan is intended to provide a further incentive for employees to promote the best interests of the Corporation and an additional opportunity to participate in its economic progress. The stock subject to this Plan shall be shares of the Corporation’s authorized but unissued common stock, no par value. The aggregate number of shares which may be issued pursuant to the Plan is 3,000,000 (1,500,000 pre-split common shares).

2.	PAYROLL DEDUCTION

Under the Plan each participating employee (the “Employee”) can elect to have the Corporation deduct an amount per pay period not to exceed 5% of his/her annual target salary divided by the number of pay periods per year provided such amount is greater than $10.00 per month. Commencing on December 1, 1993, the Corporation shall accumulate in its general fund on behalf of each Employee the deductions made in each of the Corporation’s fiscal quarters (a “Purchase Period”). An Employee may elect to change the amount deducted at any time to become effective at the beginning of the next Purchase Period.

3.	DATE OF ACQUISITION

On the first trading day after the end of each Purchase Period (the “Date of Acquisition”) (i.e., March 1, 1994, June 1, 1994, September 1, 1994 and December 1, 1994 etc. through to November 30, 2008) each Employee’s cumulative deductions shall be applied towards the purchase of common shares of Cognos Incorporated (the “Common Shares”).

4.	PRICE OF ACQUISITION

The purchase price per share shall be at a 10% discount from the lesser of the simple average of the average of the high and low prices of the Common Shares on The Toronto Stock Exchange (T.S.E.) on each of (a) the first trading day of the Purchase Period and the last four trading days of the immediately preceding Purchase Period or (b) the last five trading days of the Purchase Period.

5.	RECORD OF ACQUISITION

Within one month after each Date of Acquisition, each Employee shall be furnished with a record of the shares purchased, the purchase price per share, and the balance remaining in his/her account along with the stock certificate covering the shares purchased. No partial shares shall be issued. Amounts remaining in an Employee’s account which are insufficient to purchase a whole share shall form the opening balance for the subsequent Purchase Period.

6.	TAX CONSEQUENCES

Because the Plan is available to employees of all of the Cognos group of companies worldwide, no attempt has been made to determine the many special provisions which could be applicable to a particular situation. Employees should consult their own tax advisors to determine the specific tax consequences to them.

7.	TRANSFERABILITY OF SHARES

The Common Shares issued will be freely transferable on the T.S.E. and in the over-the-counter market in the United States, subject to the requirement that any resales by “affiliates” of the Corporation must be made pursuant to Rule 144 of the United States Securities Act.

8.	WITHDRAWAL AND TERMINATION

An employee may withdraw from the Plan at any time by providing written notice to the attention of:

The Corporate Secretary

Cognos Incorporated

P.O. Box 9707

3755 Riverside Drive

Ottawa, Ontario

K1G 4K9

Upon withdrawal all deducted amounts which have not been applied to the purchase of shares shall be returned to the Employee. No interest will be payable to any Employee in respect of deductions made under the Plan.

Termination of employment for whatever cause shall constitute withdrawal from the Plan. On termination all outstanding deductions which have not been applied to the purchase of shares shall be immediately returned to the Employee.

9.	ADMINISTRATION

Rights under the Plan are not transferable by an Employee to any other person. All funds received by the Corporation under the Plan shall be included in the general fund of the Corporation. This Plan will be administered by the Corporate Secretary whose decisions with regard thereto shall be final and conclusive. The Plan shall be governed by the laws of the Province of Ontario.

10.	ELECTION TO PARTICIPATE

In order to participate in the Plan an employee must complete the attached Election to Participate form by filling in the date deductions are to commence and the amount of money per pay period which he/she desires to have withheld. The form must then be dated, signed and returned to the Corporate Secretary. An Employee’s participation in the Plan will commence at the beginning of the next Purchase Period.

If you have any questions, please contact the Coordinator Shareholder Relations at the Ottawa-Riverside office (738-1338 ext. 3392).

11.	RESTRICTION ON PURCHASES

No employee of the Corporation may purchase Common Shares under the Plan that, together with all of the Corporation’s previously established or proposed share compensation arrangements, could result, at any time, in:

(a)

the number of Common Shares purchased or reserved for issuance to such persons exceeding ten per cent (10%) of the number of Common Shares outstanding on a non-diluted basis at such time (“outstanding issue”);

(b)	the purchase or issue to such persons, within a one-year period, of more than ten per cent (10%) of the outstanding issue of Common Shares; or

(c)	the purchase or issue to any one of such persons, within a one-year period, of more than five per cent of the outstanding issue of Common Shares.

The foregoing limits will be adjusted to reflect any adjustments in the capital of the Corporation.

12.	AMENDMENT OF PLAN.

The Human Resources and Compensation Committee of the Board of Directors may amend, suspend or terminate this Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange and the NASDAQ Stock Market), if any, that require the approval of shareholders or any governmental or regulative body be obtained. Without limiting the generality of the foregoing, the Committee may make the following types of amendments to the Plan without seeking shareholder approval:

(a)

amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)	amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange and the NASDAQ Stock Market);

(c)	amendments respecting administration of the Plan;

(d)	any amendment to the definition of “Employee” or otherwise relating to the eligibility of any Employee;

(e)	amendments necessary to suspend or terminate the Plan; and

(f)

any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange and the NASDAQ Stock Market).

Shareholder approval will be required for the following types of amendments:

(i)

amendments to the number of Common Shares issuable under the Plan, including an increase to a fixed maximum number of Common Shares or a change from a fixed maximum number of Common Shares to a fixed maximum percentage;

(ii)	any amendment which would result in an increase in the discount of 10% contained in Section 4 or provide a longer look-back period in Section 4 for the purposes of determining the Purchase Price; and

(iii)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange and the NASDAQ Stock Market).

In the event of any conflict between subsections (a) to (f) and subsections (i) to (iii), above, the latter shall prevail to the extent of any conflict.

ELECTION TO PARTICIPATE

TO: COGNOS INCORPORATED and its subsidiaries and affiliates (the “Corporation”)

I, the undersigned, acknowledge having received and read the Cognos Employee Stock Purchase Plan (the “Plan”) and agree to the terms contained therein. I hereby authorize the Corporation in accordance with the terms of the Plan commencing on the first pay period of the next fiscal quarter of the Corporation, to withhold by way of payroll deduction the following amount:                          per pay period

(NOTE: The amount indicated may not exceed 5% of your target salary divided by the number of pay periods per year).

Unless given notice of any withdrawal from the Plan, I further authorize and direct the Corporation on my behalf to apply the proceeds from such deductions towards purchase of Common Shares of Cognos Incorporated on the first trading day after the end of each Purchase Period.

I recognize and agree that purchase of such shares is conditional upon my being a full-time employee of the Corporation at the time of purchase. I acknowledge and agree that termination of employment for whatever cause shall render my participation in the Plan null and void and all deductions made on my behalf since the end of the fiscal quarter which preceded my termination shall be returned to me in full.

Signature:

Name:
(Please Print)

Date:

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